UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  05/19/2005

Centene Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-33395

Delaware	42-1406317
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

7711 Carondelet Avenue, Suite 800, St. Louis, MO 63105
(Address of Principal Executive Offices, Including Zip Code)

314-725-4477
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On May 19, 2005, we entered into executive severance and change in control agreements with each of the following executive officers: James D. Donovan, Jr., Joseph P. Drozda, Jr., Marie J. Glancy, Carol E. Goldman, Cary D. Hobbs, William N. Scheffel, Brian G. Spanel, Lisa M. Wilson and Karey L. Witty.

The agreements generally provide that, if within 24 months following a change in control (as defined), the executive's employment is terminated by us other than for cause (as defined in the agreements) or by the executive for good reason (as defined), the executive will receive a cash payment equal to the sum of (a) an amount equal to 24 months of salary, (b) the average of the executive's last two annual bonuses and (c) a prorated annual bonus for the year in which the termination occurs. The executive also will receive 18 months of medical coverage, and the executive's existing equity awards will vest in full.

The agreements also generally provide that, if an executive's employment is terminated by us other than for cause or by the executive for good reason in the absence of a change in control, the executive will receive 12 months of salary continuation, a prorated annual bonus for the year in which the termination occurs, 12 months of medical coverage, and 12 months of continued vesting of the executive's existing equity awards.

In the agreements, the executives agree to non-competition and non-solicitation provisions that extend through the first anniversary of termination of employment, regardless of the reason for termination.

The form of the agreements is included as Exhibit 10.1 to this current report. The above description is qualified in its entirety by reference to such form.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits

10.1   Form of Executive Severance and Change in Control Agreement

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Centene Corporation

Date: May 23, 2005.	By:	/s/ Michael F. Neidorff
Michael F. Neidorff
Chairman and CEO

Exhibit Index

Exhibit No.	Description
EX-10.1	Form of Executive Severance and Change in Control Agreement